EXHIBIT 10.7

UMPQUA HOLDINGS CORPORATION
NOTICE OF PERFORMANCE SHARE AWARD
“Participant”: <Participant Name>
# of Shares subject to this Award (“Shares”): <Number of Awards Granted>
“Grant Date”: <Grant Date>
Effective <Grant Date>, you have been granted a Performance Share Award ("Award") for the number of Shares listed above. This Notice of Performance Share Award ("Notice") together with the Umpqua Holdings Corporation 2013 Incentive Plan (“Plan”) and the corresponding Restricted Stock Award Agreement ("RSA Agreement," together with this Notice and the Plan, the "PSA Documents") delivered to you and in effect as of the Grant Date contain the terms of your Award. The Plan and the RSA Agreement are hereby incorporated by reference and made a part of this Notice, and capitalized terms not defined herein have the meaning given in the Plan or the Agreement.
No Current Payment of Dividends. Any and all cash dividends and stock dividends with respect to Unvested Shares shall be withheld by the Company for your account. The cash dividends or stock dividends so withheld and attributable to any particular Unvested Share shall be distributed upon the vesting of the Award Shares and, to the extent such shares are forfeited, such dividends will also be forfeited.
Vesting Conditions. No shares subject to this Award will vest after the occurrence of any Forfeiture Event. Shares subject to this Award that have not yet vested in accordance with the vesting schedule are referred to as “Unvested Shares.” For the purposes of this Notice, the terms below have the following meanings:
“Final Closing Price” means in the case of the Company the closing price of a share of the Company’s common stock, and in the case of the KRXTR the closing price of the KRXTR (symbol “KRXTR”) on March 2, 2023.
“Initial Closing Price” means the closing price on the date of the grant for the Company and for the KRXTR (symbol KRXTR).
“KRXTR” means the KBW Regional Banking Total Return Index, or such other similar index as selected by the Committee should the KBW Regional Banking Total Return Index cease to be available.
“TSR” means the cumulative total shareholder return as measured by dividing the sum of the cumulative amount of dividends for the TSR Period, assuming dividend reinvestment, and the difference between the Initial Closing Price and the Final Closing Price, by the Initial Closing Price.
“TSR Performance” compares the Company’s TSR to the KRXTR TSR, each converted into a fixed investment, stated in dollars, assuming $100.00 was invested at the Initial Closing Price at the commencement of TSR Period. TSR Performance, for the purposes of determining vesting, is the quotient resulting from dividing Company TSR Performance by KRXTR TSR Performance. Company TSR Performance and KRXTR TSR Performance are calculated in the same manner as the performance of the Company’s common stock in the Stock Performance Graph presented in the Company’s Annual Report on Form 10-K as required by Item 201(e) of SEC Regulation S-K, except that the measurement period is three years for the purposes of this Agreement and five years for the Stock Performance Graph.
“TSR Period” means the three-year period ending on March 2, 2023.
The vesting of Shares is conditioned upon satisfaction of performance vesting requirements based on TSR Performance. Unless earlier vested as set forth below, Shares shall become vested in accordance with the applicable Vesting Percentage specified in the following schedule, provided that Participant is employed by the Company at the end of the TSR Period and the Committee or its delegate certifies the achievement of the performance goal:

TSR Performance Share Award Agreement – 2020

EXHIBIT 10.7

TSR Performance	Vesting Percentage of Grant Shares
Lower than 60%	0%
60%	25%
Between 60% and 100%	*
100% (the Company TSR Performance equals or exceeds the KRX TSR Performance)	100%
Above 100%	**
* When TSR Performance is between 60% and 100%, such results will be interpolated on a straight-line basis to determine the applicable Vesting Percentage. For example, 80% TSR Performance represents the midpoint of TSR Performance and would result in the midpoint of the Vesting Percentage (62.5%).
** When TSR Performance is between 100% and 150%, the Vesting Percentage shall be equal to the applicable TSR Performance. If TSR Performance exceeds 150%, the applicable Vesting Percentage shall be 150%. In no event shall the total vested shares exceed 150% of the Grant Shares.

Early Vesting. Notwithstanding the foregoing: (i) upon death or Disability of Participant prior to the end of the TSR Period, a percentage of the Unvested Shares shall vest as of the date of such event (in the case of Disability upon termination of Participant’s Continuous Service) and shall be distributed in accordance with Section 4.2 of the RSA Agreement, with such percentage equal to the number of days of service by the Participant during the TSR Period divided by 1,095 (for shares subject to either performance metric); and (ii) in the event of a Change in Control, if Participant’s Continuous Service with the Company is terminated by the Company or successor entity without Cause or by the Participant for Good Reason (as defined in Participant’s employment agreement with the Company) within one year following the occurrence of a Change in Control, all Unvested Shares shall vest as of the date of such event and shall be distributed in accordance with Section 4.2 of the RSA Agreement. If the vesting schedule described herein would result in the vesting of a fraction of a share on any vesting date, that fractional share shall be rounded to the nearest whole Share. The number of Shares set forth above shall automatically be adjusted as appropriate pursuant to Section 13 of the Plan.

Acknowledgement and Agreement. By acknowledging and agreeing to the Award on the terms set forth in the PSA Documents, you represent and warrant to the Company that: (a) you have received a copy of the PSA Documents, read and reviewed such documents in their entirety, and fully understand all provisions of the PSA Documents; (b) you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan regarding any questions arising under the PSA Documents; (c) your rights to any shares underlying this Award are conditioned upon you satisfying the Vesting Conditions in this Notice and the terms of the PSA Documents; (d) nothing in the PSA Documents bestows upon you any right to continue your current employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause; and (e) you agree, unless otherwise paid back to the Company by you, that the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 16, Clawback, of the Plan against any current amounts due to you, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to you from Company. I hereby acknowledge receipt of, and accept, this Award granted on the date shown above, which has been issued to me under the terms and conditions of the PSA Documents, and I hereby agree to the terms and conditions of such PSA Documents, including the offset provision provided in paragraph (e) above. I further acknowledge receipt of the Plan Prospectus.
TSR Performance Share Award Agreement – 2020